Exhibit 23

Consent of Independent Accountants

        We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-86477, 333-80769, 333-39103 and 33-59769) and Form S-8 (File Nos. 333-32420, 33-51887 and 33-61847) of Protective Life Corporation and subsidiaries of our report dated March 1, 2001, relating to the financial statements, which appears in the Annual Report to Share Owners, which is incorporated in the Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 1, 2001 relating to the financial statement schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Birmingham, Alabama
March 27, 2001